Exhibit 99.1

Contact: PXRE Group Ltd. John Modin Chief Financial Officer 441-296-5858 john.modin@pxre.com	Investors: Citigate Sard Verbinnen Jamie Tully 212-687-8080 jtully@sardverb.com

PXRE Group Ltd. PXRE House 110 Pitts Bay Road, Pembroke HM 08 Bermuda 441 296 5858 441 296 6162 FAX

PXRE SHAREHOLDERS APPROVE MANDATORY EXCHANGE OF PERPETUAL PREFERRED SHARES FOR COMMON SHARES AT SPECIAL MEETING OF SHAREHOLDERS

CONFIRMS PREVIOUSLY ANNOUNCED DIVIDEND

HAMILTON, Bermuda – November 18, 2005– PXRE Group Ltd. (NYSE:PXT) announced today that the Company’s shareholders have approved the mandatory exchange of the Company’s 375,000 Series D Perpetual Non-Voting Preferred Shares into approximately 34.1 million PXRE Common Shares. As previously disclosed, the Series D Perpetual Preferred Shares were issued in a private placement on October 7, 2005.

The Company announced that all four proposals under consideration had been approved at the Company’s Special General Meeting of Shareholders held today. These included proposals to:

•	Amend the Company’s Bye-Laws to increase the authorized share capital from $60 million to $360 million and to increase the number of authorized Common Shares by 300 million shares to a total of 350 million shares;

•	Exchange PXRE’s 375,000 Series D Perpetual Non-Voting Preferred Shares into approximately 34.1 million PXRE Common Shares;

•	Amend the Company’s Bye-Laws to further increase the authorized share capital by $20 million and to increase the number of authorized preferred shares by 20 million shares to a total of 30 million preferred shares; and

•	Divide 30 million of PXRE Group’s 300 million newly authorized Common Shares into three pre-existing classes of common shares: Class A Convertible Voting Common Shares, Class B Convertible Voting Common Shares and Class C Convertible Voting Common Shares.

An immediate result of the approval of these resolutions by the Company’s shareholders is the mandatory exchange of all of the Company’s outstanding Series D Perpetual Preferred Shares for approximately 34.1 million of the Company’s Common Shares.

The Company also confirmed that, as a result of the shareholders' approval of the exchange of the Series D Perpetual Preferred Shares into Common Shares, the Company’s regular quarterly cash dividend of $0.12 per common share will be paid on December 6, 2005 to shareholders of record as of November 22, 2005. This dividend was previously announced on October 27, 2005.

PXRE – with operations in Bermuda, Europe and the United States – provides reinsurance products and services to a worldwide marketplace. The Company’s primary focus is providing property catastrophe reinsurance and retrocessional coverage. The Company also provides marine, aviation and aerospace products and services. The Company’s common shares trade on the New York Stock Exchange under the symbol “PXT.”

Statements in this release that are not strictly historical are forward-looking and are based upon current expectations and assumptions of management. Statements included herein, as well as statements made by or on behalf of PXRE in its communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements, identified by words such as “intend,” “believe,” “anticipate,” or “expects” or variations of such words or similar expressions are based on current expectations, speak only as of the date thereof, and are subject to risk and uncertainties. In light of the risks and uncertainties inherent in all future projections, the forward-looking statements in this report should not be considered as a representation by us or any other person that the Company’s objectives or plans will be achieved. The Company cautions investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following: (i) because of exposure to catastrophes, PXRE’s financial results may vary significantly from period to period; (ii) the Company may be overexposed to losses in certain geographic areas for certain types of catastrophe events; (iii) PXRE operates in a highly competitive environment; (iv) reinsurance prices may decline, which could affect the Company’s profitability; (v) underwriting reinsurance includes the application of judgment, the assessment of probabilities and outcomes, and assumption of correlations, which are subject to inherent uncertainties; (vi) reserving for losses includes significant estimates which are also subject to inherent uncertainties, which uncertainties are particularly acute in the wake of Hurricane Katrina; (vii) a decline in the credit rating assigned to the Company’s claim-paying ability may impact its potential to write new or renewal business; (viii) a decline in the Company’s ratings may require us to transfer premiums retained by us into a beneficiary trust or may allow clients to terminate their contract with us; (ix) the Company’s investment portfolio is subject to market and credit risks which could result in a material adverse impact on its financial position or results; (x) because PXRE depends on a few reinsurance brokers for a large portion of revenue, loss of business provided by them could adversely affect us; and the Company’s reliance on reinsurance brokers exposes us to their credit risk; (xi) the Company has exited the finite reinsurance business, but claims in respect of the business the Company wrote could have an adverse effect on its results of operations; (xii) the Company may be adversely affected by foreign currency fluctuations; (xiii) retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms; (xiv) the impairment of the Company’s ability to provide collateral to cedents could affect its ability to offer reinsurance in certain markets; (xv) the reinsurance business is historically cyclical, and the Company may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, PXRE may have a shortage of underwriting capacity when premium rates are strong; (xvi) regulatory constraints may restrict the Company’s ability to operate its business; (xvii) contention by the United States Internal Revenue Service that the Company or its offshore subsidiaries are subject to U.S. taxation could result in a material adverse impact on the Company’s financial position or results; and (xviii) changes in tax laws, tax treaties, tax rules and interpretations could result in a material adverse impact on the Company’s financial position or results. In addition to the factors outlined above that are directly related to PXRE’s business, PXRE is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors, the loss of key employees and other factors set forth in PXRE’s SEC filings. The factors listed above should not be construed as exhaustive. Therefore, actual results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements. PXRE undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events (including catastrophe events), or otherwise.

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